Exhibit 99.1

Dorman Products, Inc. Reports Fourth Quarter and Fiscal 2021 Results

Highlights:

•	Record net sales of $398.2 million for the quarter, up 32% year-over-year.
•	Diluted earnings per share (“EPS”) of $1.07, compared to $1.11 in Q4 2020.
•	Adjusted diluted EPS* of $1.33 compared to $1.19 in Q4 2020.
•	For fiscal 2021, achieved record net sales, diluted EPS and adjusted diluted EPS*.
•	For fiscal 2022, the Company expects net sales growth of 19%-22%, diluted EPS of $4.94 to $5.14, and adjusted diluted EPS* of $5.35 to $5.55.

COLMAR, PA (February 22, 2022) – Dorman Products, Inc. (the “Company” or “Dorman”) (NASDAQ:DORM), a leading supplier in the automotive aftermarket industry, today announced its financial results for the fourth quarter ended December 25, 2021.

Fourth Quarter Financial Results

Dorman reported quarterly net sales in the fourth quarter of 2021 of $398.2 million, up 32% compared to net sales of $301.2 million in the fourth quarter of 2020. The strong net sales performance in the quarter reflected robust customer demand across all of the Company’s customer channels and was underpinned by a full quarter impact of recently acquired Dayton Parts. Year-over-year net sales growth, excluding Dayton Parts, was 15% compared to the fourth quarter of 2020, and 45% compared to the fourth quarter of 2019.

Gross profit was $131.4 million in the fourth quarter of 2021, or 33.0% of net sales, compared to $111.4 million, or 37.0% of net sales for the same quarter last year. Adjusted gross margin* was 34.6% in the fourth quarter of 2021 compared to 37.0% in the same quarter last year. Dayton Parts had a 90bps dilutive impact on adjusted gross margin* in the fourth quarter. During the quarter, we continued to experience broad-based inflationary cost impacts due to global transportation and logistics constraints as well as material commodity and wage rate pressures. Dorman implemented cost-saving initiatives and price increases to offset the inflationary cost increases experienced during the year that maintained gross profit dollars, but resulted in a lower gross margin percentage.

Selling, general and administrative (“SG&A”) expenses were $86.3 million, or 21.7% of net sales, in the fourth quarter of 2021 compared to $65.5 million, or 21.7% of net sales, in the same quarter last year. Adjusted SG&A expenses* were $82.3 million, or 20.7% of net sales, in the fourth quarter of 2021 compared to $62.3 million, or 20.7% of net sales, in the same quarter last year. Year-over-year, SG&A expenses as a percentage of net sales in the quarter were flat as leverage from the increase in net sales was offset by wage and benefits inflation.

Income tax expense was $9.8 million in the fourth quarter of 2021, or 22.4% of income before income taxes, compared to $10.0 million, or 21.8% of income before income taxes, recorded in the same quarter last year. The higher tax rate was primarily driven by higher state income taxes.

Net income for the fourth quarter of 2021 was $34.1 million, or $1.07 per diluted share, compared to $36.0 million, or $1.11 per diluted share, in the prior-year quarter. Adjusted net income* in the fourth quarter of 2021 was $42.1 million, or $1.33 per diluted share, compared to $38.3 million, or $1.19 per diluted share, in the prior-year quarter.

Fiscal Year Financial Results

Fiscal 2021 net sales were $1,345.2 million, up 23% compared to net sales of $1,092.7 million in fiscal 2020. Year-over-year net sales growth, excluding Dayton Parts, was 16% compared to fiscal 2020.

Net income for fiscal 2021 was $131.5 million, or $4.12 per diluted share, compared to $106.9 million, or $3.30 per diluted share, for the prior year. Adjusted net income* in fiscal 2021 was $148.4 million, or $4.64 per diluted share, compared to $111.6 million, or $3.45 per diluted share, for the prior year.

Kevin Olsen, Dorman’s President and Chief Executive Officer stated, “First and foremost, I would like to thank all of our Contributors whose continued dedication and commitment to our customers enabled us to deliver record-breaking results for the quarter and the full year. We recorded record-high net sales and adjusted diluted EPS* during the fourth quarter, driven by robust customer demand across all our channels, as the underlying aftermarket industry fundamentals remain strong, combined with execution against our strategic priorities. I am very pleased that our business was able to meet our full-year guidance for both the top and bottom lines despite the challenging headwinds we faced in the second half of 2021 from inflation, tight labor conditions, and global supply chain disruptions. We also maintained our commitment to bringing new and innovative solutions to the aftermarket, as evidenced by a 24% increase in new products launched during 2021. Key highlights of our new product launches include three new OE FIX™ products: loaded magnetic struts, steering wobble repair kits, and multiple displacement solenoids. OE FIX™ products are exclusive and only offered in the marketplace by Dorman, demonstrating our industry-leading capabilities. We are also very pleased with our ability to train over 50,000 automotive repair technicians in 2021 as part of our initiatives to raise product awareness and strengthen the Dorman brand. Additionally, the integration of Dayton Parts is on schedule and their fourth quarter financial results exceeded our expectations. This acquisition, which we completed in the third quarter of 2021, accelerates our Heavy Duty growth strategy and is highly complementary to our existing Heavy Duty product line.

“I am proud of how our organization is working together to service the robust customer demand we continue to experience despite a very challenging environment that has impacted fulfillment levels and increased our costs. To address the increased costs associated with these inflationary challenges, we continue to drive cost savings through the Company’s efforts to streamline its end-to-end supply chain processes, and we have also executed pass-through pricing actions. As a result, we remain confident in our ability to offset the gross margin dollar impact of the higher inflationary costs we are experiencing. Our strong, long-standing relationships with our suppliers and logistics partners, combined with the deep experience of our Contributors located both in the U.S. and abroad, gives us confidence in our ability to successfully manage through this market volatility.”

2022 Guidance

The Company expects full-year 2022 net sales from $1,600 million to $1,640 million, representing growth of 19% - 22% over 2021 net sales. The Company also expects 2022 diluted EPS of $4.94 to $5.14, reflecting an increase of 20% - 25% year-over-year, and adjusted diluted EPS* of $5.35 to $5.55, reflecting an increase of 15% - 20% year-over-year.

The Company’s fiscal year ends on the last Saturday of the calendar year. For the fiscal year ending December 31, 2022, this results in a 53-week period. For the fiscal year ended December 25, 2021, the Company had a 52-

week period. The impact of the extra week on 2022 guidance is projected to contribute 1% to net sales growth and $0.05 to both diluted EPS and adjusted diluted EPS and is included in our 2022 guidance.

The Company’s guidance includes the impact of the Dayton Parts acquisition but excludes any potential impacts from future acquisitions or further possible government-mandated shutdowns or supply chain disruptions caused by the ongoing COVID-19 pandemic. Finally, the Company’s guidance assumes a 22.5% tax rate and does not include any share repurchases that may take place in 2022.

Mr. Olsen continued, “Our 2022 guidance reflects our belief that the aftermarket industry dynamics will remain strong throughout the year. Despite that strength, we also anticipate continued inflationary cost pressures from global transportation and logistics constraints, labor availability, and higher commodity and wage rate costs. To offset those pressures, we expect to execute further pricing and cost improvement actions, if necessary, to protect gross margin dollars. Finally, our balance sheet and liquidity remain strong, and we are well-positioned to continue to execute on our strategic priorities.”

Share Repurchases

During the quarter ended December 25, 2021, Dorman repurchased 71,121 shares of its common stock for $7.4 million at an average share price of $104.49. The Company has $145.6 million remaining under its current share repurchase authorization.

About Dorman Products

At Dorman, we give repair professionals and vehicle owners greater freedom to fix cars and trucks by focusing on solutions first. For over 100 years, we have been one of the automotive aftermarket’s pioneering problem solvers, releasing tens of thousands of replacement products engineered to save time and money and increase convenience and reliability.

Founded and headquartered in the United States, we are a global organization offering more than 118,000 distinct parts, covering both light-duty and heavy-duty vehicles, from chassis to body, from underhood to undercar, and from hardware to complex electronics. See our full offering and learn more at DormanProducts.com.

*Non-GAAP Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings release also contains Non-GAAP financial measures. The reasons why we believe these measures provide useful information to investors and a reconciliation of these measures to the most directly comparable GAAP measures and other information relating to these Non-GAAP measures are included in the supplemental schedules attached.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to the COVID-19 pandemic, net sales, diluted and adjusted diluted earnings per share, gross profit, gross margin, adjusted gross margin, SG&A, adjusted SG&A, income tax expense, income before income taxes, net income, cash and cash equivalents, indebtedness, liquidity, the Company’s share repurchase program, the Company’s outlook and productivity initiatives. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “should,” “will” and “likely” and similar expressions identify forward-looking statements. However, the absence of these words does not mean the statements are not forward-looking. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors (many of which are outside of our control) which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These risks, uncertainties and other factors include, but are not limited to: (i) the age, condition and number of vehicles that need servicing; (ii) competition in the automotive aftermarket industry; (iii) the loss or decrease in sales among one of our top customers; (iv) price competition; (v) limited customer shelf space; (vi) customer consolidation; (vii) widespread public health epidemics, including COVID-19; (viii) failure to maintain sufficient inventory or anticipate changes in customer demand; (ix) excess overstock inventory-related returns; (x) the inability to purchase raw materials, components and other items from our suppliers; (xi) the availability and cost of third-party transportation providers; (xii) reliance on new product development; (xiii) changes in, or restrictions on access to, automotive technology; (xiv) quality problems with our products; (xv) inability to protect our intellectual property; (xvi) claims of intellectual property infringement; (xvii) failure to maintain the value of our brands; (xviii) cyber-attacks; (xix) foreign currency fluctuations and dependence on foreign suppliers; (xx) exposure to risks related to accounts receivable; (xxi) changes in U.S. trade policy, including the imposition of tariffs; (xxii) the level of our indebtedness; (xxiii) risks related to accounts receivable sales agreements; (xxiv) the phaseout of LIBOR or the impact of the imposition of a new reference rate; (xxv) our executive chairman and his family owning a significant portion of the Company; (xxvi) unfavorable economic conditions; (xxvii) quarterly fluctuations and disruptions from events beyond our control; (xxviii) unfavorable results of legal proceedings; (xxix) volatility in the market price of our common stock and potential securities class action litigation; (xxx) losing the services of our executive officers or other highly qualified and experienced Contributors; (xxxi) the inability to identify suitable acquisition candidates, complete acquisitions or integrate acquisitions successfully; (xxxii) changes in tax laws; (xxxiii) global climate change and related regulations; (xxxiv) violations of anti-bribery laws; and (xxxv) import and export control and economic sanctions laws and regulations. Should one or more of any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. For additional information concerning factors that could cause actual results to differ materially from the information contained in this press release, reference is made to the information in Part I, “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 26, 2020, the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 25, 2021 and the Company’s Annual Report on Form 10-K for the fiscal year ended December 25, 2021 that the Company expects to file later today. The Company is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release, including but not limited to any situation where any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

Investor Relations Contact

David Hession, SVP and Chief Financial Officer

dhession@dormanproducts.com

(215) 997-1800

Visit our website at www.dormanproducts.com. The Investor Relations section of the website contains a significant amount of information about Dorman, including financial and other information for investors. Dorman encourages investors to visit its website periodically to view new and updated information.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per-share amounts)

	Three Months Ended		Three Months Ended
(unaudited)	12/25/21	Pct.*	12/26/20	Pct. *
Net sales	$398,176	100.0	$301,216	100.0
Cost of goods sold	266,759	67.0	189,846	63.0
Gross profit	131,417	33.0	111,370	37.0
Selling, general and administrative expenses	86,316	21.7	65,455	21.7
Income from operations	45,101	11.3	45,915	15.2
Interest expense, net	1,244	0.3	54	0.0
Other income, net	(43)	(0.0)	(100)	(0.0)
Income before income taxes	43,900	11.0	45,961	15.3
Provision for income taxes	9,820	2.5	10,010	3.3
Net income	$34,080	8.6	$35,951	11.9

Diluted earnings per share	$1.07		$1.11

Weighted average diluted shares outstanding	31,726		32,310

	Twelve Months Ended		Twelve Months Ended
(unaudited)	12/25/21	Pct.*	12/26/20	Pct. *
Net sales	$1,345,249	100.0	$1,092,748	100.0
Cost of goods sold	882,333	65.6	709,632	64.9
Gross profit	462,916	34.4	383,116	35.1
Selling, general and administrative expenses	291,365	21.7	249,743	22.9
Income from operations	171,551	12.8	133,373	12.2
Interest expense, net	2,162	0.2	599	0.1
Other income, net	(377)	(0.0)	(2,962)	(0.3)
Income before income taxes	169,766	12.6	135,736	12.4
Provision for income taxes	38,234	2.8	28,866	2.6
Net income	$131,532	9.8	$106,870	9.8

Diluted earnings per share	$4.12		$3.30

Weighted average diluted shares outstanding	31,961		32,373

* Percentage of sales. Data may not add due to rounding.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, except share data)

(unaudited)	12/25/21	12/26/20
Assets
Current assets:
Cash and cash equivalents	$58,782	$155,576
Accounts receivable, less allowance for doubtful accounts of $1,326 and $1,260	472,764	460,878
Inventories	531,988	298,719
Prepaids and other current assets	13,048	7,758
Total current assets	1,076,582	922,931
Property, plant and equipment, net	114,864	91,009
Operating lease right-of-use assets	59,029	39,002
Goodwill	197,332	91,080
Intangible assets, net	178,809	25,207
Deferred tax asset, net	—	12,450
Other assets	46,503	38,982
Total assets	$1,673,119	$1,220,661
Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$177,389	$117,878
Accrued compensation	26,636	19,711
Accrued customer rebates and returns	188,080	155,751
Revolving credit facility	239,360	—
Other accrued liabilities	33,583	29,305
Total current liabilities	665,048	322,645
Long-term operating lease liabilities	52,443	37,083
Other long-term liabilities	4,916	3,555
Deferred tax liabilities, net	17,976	3,819
Commitments and contingencies
Shareholders' equity:
Common stock, par value $0.01; authorized 50,000,000 shares; issued and outstanding 31,607,509 and 32,168,740 shares in 2021 and 2020, respectively	316	322
Additional paid-in capital	77,451	64,085
Retained earnings	856,409	789,152
Accumulated other comprehensive loss	(1,440)	—
Total shareholders' equity	932,736	853,559
Total liabilities and shareholders' equity	$1,673,119	$1,220,661

Selected Cash Flow Information (unaudited):

	Three Months Ended		Twelve Months Ended
(in thousands)	12/25/21	12/26/20	12/25/21	12/26/20
Cash provided by operating activities	$22,737	$6,247	$100,338	$151,966
Depreciation, amortization and accretion	$10,262	$9,763	$35,193	$32,307
Capital expenditures	$4,566	$3,389	$19,840	$15,450

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures

(in thousands, except per-share amounts)

Our financial results include certain financial measures not derived in accordance with generally accepted accounting principles (GAAP). Non-GAAP financial measures should not be used as a substitute for GAAP measures, or considered in isolation, for the purpose of analyzing our operating performance, financial position or cash flows. Additionally, these non-GAAP measures may not be comparable to similarly titled measures reported by other companies. However, we have presented these non-GAAP financial measures because we believe this presentation, when reconciled to the corresponding GAAP measure, provides useful information to investors by offering additional ways of viewing our results, profitability trends, and underlying growth relative to prior and future periods and to our peers. Management uses these non-GAAP financial measures in making financial, operating, and planning decisions and in evaluating our performance. Non-GAAP financial measures may reflect adjustments for charges such as fair value adjustments, amortization, transaction costs, severance, accelerated depreciation, and other similar expenses related to acquisitions as well as other items that we believe are not related to our ongoing performance.

Adjusted Net Income:

	Three Months Ended		Twelve Months Ended
(unaudited)	12/25/21*	12/26/20*	12/25/21*	12/26/20*
Net income (GAAP)	$34,080	$35,951	$131,532	$106,870
Pretax acquisition-related intangible assets amortization [1]	3,525	802	6,340	3,205
Pretax acquisition-related transaction and other costs [2]	6,897	2,363	15,072	4,527
Pretax gain on equity method investment [3]	—	—	—	(2,498)
Pretax noncash impairment related to equity method investment [4]	—	—	—	2,080
Tax adjustment (related to above items) [5]	(2,402)	(816)	(4,589)	(1,810)
Tax benefit for reversal of deferred tax liability for equity method investment [6]	—	—	—	(813)
Adjusted net income (Non-GAAP)	$42,100	$38,300	$148,355	$111,561

Diluted earnings per share (GAAP)	$1.07	$1.11	$4.12	$3.30
Pretax acquisition-related intangible assets amortization [1]	0.11	0.02	0.20	0.10
Pretax acquisition-related transaction and other costs [2]	0.22	0.07	0.47	0.14
Pretax gain on equity method investment [3]	—	—	—	(0.08)
Pretax noncash impairment related to equity method investment [4]	—	—	—	0.06
Tax adjustment (related to above items) [5]	(0.08)	(0.02)	(0.14)	(0.06)
Tax benefit for reversal of deferred tax liability for equity method investment [6]	—	—	—	(0.03)
Adjusted diluted earnings per share (Non-GAAP)	$1.33	$1.19	$4.64	$3.45

Weighted average diluted shares outstanding	31,726	32,310	31,961	32,373

* Amounts may not add due to rounding.

See accompanying notes at the end of this supplemental schedule.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures

(in thousands, except per-share amounts)

Adjusted Gross Profit:

	Three Months Ended		Three Months Ended
(unaudited)	12/25/21	Pct.**	12/26/20	Pct.**
Gross profit (GAAP)	$131,417	33.0	$111,370	37.0
Pretax acquisition-related transaction and other costs [2]	6,372	1.6	29	0.0
Adjusted gross profit (Non-GAAP)	$137,789	34.6	$111,399	37.0

Net sales	$398,176		$301,216

	Twelve Months Ended		Twelve Months Ended
(unaudited)	12/25/21	Pct.**	12/26/20	Pct.**
Gross profit (GAAP)	$462,916	34.4	$383,116	35.1
Pretax acquisition-related transaction and other costs [2]	9,438	0.7	927	0.1
Pretax noncash impairment related to equity method investment [4]	—	—	2,080	0.2
Adjusted gross profit (Non-GAAP)	$472,354	35.1	$386,123	35.3

Net sales	$1,345,249		$1,092,748

Adjusted SG&A Expenses:

	Three Months Ended		Three Months Ended
(unaudited)	12/25/21	Pct.**	12/26/20	Pct.**
SG&A expenses (GAAP)	$86,316	21.7	$65,455	21.7
Pretax acquisition-related intangible assets amortization [1]	(3,525)	(0.9)	(802)	(0.3)
Pretax acquisition-related transaction and other costs [2]	(525)	(0.1)	(2,334)	(0.8)
Adjusted SG&A expenses (Non-GAAP)	$82,266	20.7	$62,319	20.7

Net sales	$398,176		$301,216

	Twelve Months Ended		Twelve Months Ended
(unaudited)	12/25/21	Pct.**	12/26/20	Pct.**
SG&A expenses (GAAP)	$291,365	21.7	$249,743	22.9
Pretax acquisition-related intangible assets amortization [1]	(6,340)	(0.5)	(3,205)	(0.3)
Pretax acquisition-related transaction and other costs [2]	(5,634)	(0.4)	(3,600)	(0.3)
Adjusted SG&A expenses (Non-GAAP)	$279,391	20.8	$242,938	22.2

Net sales	$1,345,249		$1,092,748

Adjusted Other Income, Net:

	Three Months Ended		Three Months Ended
(unaudited)	12/25/21	Pct.**	12/26/20	Pct.**
Other income, net (GAAP)	$43	0.0	$100	0.0
Pretax gain on equity method investment [3]	—	—	—	—
Adjusted other income, net (Non-GAAP)	$43	0.0	$100	0.0

Net sales	$398,176		$301,216

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures

(in thousands, except per-share amounts)

	Twelve Months Ended		Twelve Months Ended
(unaudited)	12/25/21	Pct.**	12/26/20	Pct.**
Other income, net (GAAP)	$377	0.0	$2,962	0.3
Pretax gain on equity method investment [3]	—	—	(2,498)	(0.2)
Adjusted other income, net (Non-GAAP)	$377	0.0	$464	0.0

Net sales	$1,345,249		$1,092,748

* *Percentage of sales. Data may not add due to rounding.

[1] – Pretax acquisition-related intangible asset amortization results from allocating the purchase price of acquisitions to the acquired tangible and intangible assets of the acquired business and recognizing the cost of the intangible asset over the period of benefit. Such costs were $3.5 million pretax (or $2.7 million after tax) during the three months ended December 25, 2021 and $6.3 million pretax (or $4.8 million after tax) during the twelve months ended December 25, 2021 and were included in selling, general and administrative expenses. Such costs were $0.8 million pretax (or $0.6 million after tax) during the three months ended December 26, 2020, and $3.2 million pretax (or $2.4 million after tax) during the twelve months ended December 26, 2020 and were included in selling, general and administrative expenses.

[2] – Pretax acquisition-related transaction and other costs include costs incurred to complete and integrate acquisitions, adjustments to contingent consideration obligations, inventory fair value adjustments and facility consolidation expenses. During the three months and twelve months ended December 25, 2021, we incurred charges included in cost of goods sold for integration costs, other facility consolidation expenses and inventory fair value adjustments of $6.4 million pretax (or $4.9 million after tax) and $9.4 million pretax (or $7.3 million after tax), respectively. During the three months and twelve months ended December 25, 2021, we incurred charges included in selling, general and administrative expenses to complete and integrate acquisitions as well as accretion expenses related to contingent consideration obligations of $0.5 million pretax (or $0.4 million after tax) and $5.6 million pretax (or $4.8 million after tax), respectively.

During the three months and twelve months ended December 26, 2020, we incurred charges included in cost of goods sold for integration costs, severance, other facility consolidation expenses and inventory fair value adjustments of $0.0 million pretax (or $0.0 million after tax) and $0.9 million pretax (or $0.7 million after tax), respectively. During the three months and twelve months ended December 26, 2020, we incurred charges included in selling, general and administrative expenses to complete and integrate acquisitions as well as accretion expenses related to contingent consideration obligations of $2.3 million pretax (or $1.7 million after tax) and $3.6 million pretax (or $2.7 million after tax), respectively.

[3] – Pretax gain on equity method investment results from the acquisition of the remaining outstanding shares of a previously unconsolidated entity. The estimated fair value of the net assets acquired was more than the carry value of our prior investment in the entity. Such gain was $2.5 million pretax (or $1.9 million after tax) during the twelve months ended December 26, 2020 and was included in other income, net.

[4] – Pretax noncash impairment related to equity method investment represents our share of an impairment recognized by an equity investment investee. The adjustment was $2.1 million (or $1.6 million after tax) during both the three months and twelve months ended December 26, 2020.

[5] – Tax adjustments represent the aggregate tax effect of all non-GAAP adjustments reflected in the table above, and totaled $(2.4) million and $(4.6) million during the three months and twelve months ended December 25, 2021, respectively, and $(0.8) million and $(1.8) million during the three months and twelve months ended December 26, 2020, respectively. Such items are estimated by applying our statutory tax rate to the pretax amount, or an actual tax amount for discrete items.

[6] – Tax benefit represents a reversal of a deferred tax liability related to an equity method investment which was converted to a consolidated subsidiary upon acquisition of the controlling interest. The benefit was $0.8 million during the twelve months ended December 26, 2020.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures

(in thousands, except per-share amounts)

2022 Guidance:

The Company provided the following guidance ranges related to their fiscal 2022 outlook:

	Year Ending 12/31/22
(unaudited)	Low End*	High End*
Diluted earnings per share (GAAP)	$4.94	$5.14
Pretax acquisition-related intangible assets amortization	0.37	0.37
Pretax acquisition transaction and other costs	0.15	0.15
Tax adjustment (related to above items)	(0.12)	(0.12)
Adjusted diluted earnings per share (Non-GAAP)	$5.35	$5.55

Weighted average diluted shares outstanding	31,700	31,700

* Amounts may not add due to rounding.